Exhibit 5.1

Jason L. Kent

(858) 550-6044

jkent@cooley.com

July 29, 2011

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Neurocrine Biosciences, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 5,500,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”) issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation and Bylaws, each as amended, and the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent